Exhibit 4.11

DATED 13 May 2009

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

THE MINISTER FOR FINANCE

and

ALLIED IRISH BANKS, p.l.c.

SUBSCRIPTION AGREEMENT

ARTHUR COX

DUBLIN

(NA001/004/CA91884.11)

CONTENTS

CLAUSE		PAGE
1	INTERPRETATION	1
2	AGREEMENT TO SUBSCRIBE FOR THE 2009 PREFERENCE SHARES AND WARRANTS	6
3	WARRANTIES	7
4	COMPLETION	7
5	POST-COMPLETION COVENANTS	8
6	ASSIGNMENT AND NOVATION	13
7	NOTICES	14
8	GENERAL	15
9	GOVERNING LAW AND JURISDICTION	16

SCHEDULE 1
THE ARTICLES		17

SCHEDULE 2
THE WARRANT INSTRUMENT		18

SCHEDULE 3
WARRANTIES		19

SCHEDULE 4
SUBSIDIARY UNDERTAKINGS, ASSOCIATED UNDERTAKINGS AND BRANCHES		36

SCHEDULE 5
BANKS CUSTOMER PACKAGE		37

THIS AGREEMENT is made on 13 May 2009 BETWEEN:

(1)	THE NATIONAL PENSIONS RESERVE FUND COMMISSION, acting in its capacity as controller and manager of the NPRF of Treasury Building, Grand Canal Street, Dublin 2; (the “Subscriber”);

(2)	THE MINISTER FOR FINANCE OF IRELAND of Upper Merrion Street, Dublin 2 (the “Minister”); and

(3)	ALLIED IRISH BANKS, P.L.C. a company incorporated in Ireland under the Companies Act 1963 with registered number 24173 having its registered office at Bankcentre, Ballsbridge, Dublin 4, Ireland (the “Company”).

BACKGROUND:

(A)	On the date of this Agreement, the authorised share capital of the Company is €884,200,000 divided into 1,860,000,000 Ordinary Shares of €0.32 each, 200,000,000 Non-Cumulative Preference Shares of €1.27 each and 3,500,000,000 2009 Non-Cumulative Preference Shares of €0.01 each (“2009 Preference Shares”), US$500,000,000 divided into 20,000,000 Non-Cumulative Preference Shares of US$25 each, Stg£200,000,000 divided into 200,000,000 Non-Cumulative Preference Shares of Stg£l each and Yen 35,000,000,000 divided into 200,000,000 Non-Cumulative Preference Shares of Yen 175 each and the issued capital of the Company (excluding 35,680,114, treasury shares) is €282,481,745.92 divided into 882,755,456 Ordinary Shares of €0.32 each.

(B)	On the terms and subject to the conditions set out in this Agreement, the Subscriber has agreed to subscribe for, and the Company has agreed to allot and issue to the Subscriber, the 2009 Preference Shares and the Warrants.

(C)	For the purposes of performing its obligations and exercising its rights pursuant to this Agreement, the Subscriber will act by its agent the National Treasury Management Agency of Treasury Building, Grand Canal Street, Dublin 2.

(D)	The Minister is a party to this Agreement solely that the Minister may have the benefit of and entitlement to enforce the Warranties and the rights, covenants and undertakings set out in this Agreement, and the Company and the Subscriber hereby agree that the Minister shall be so entitled.

1.	INTERPRETATION

1.1	Unless the context otherwise requires, in this Agreement:

“2009 Preference Shares” means the 3,500,000,000 2009 perpetual non-cumulative redeemable preference shares of €0.01 each to be issued credited as fully paid by the Company pursuant to the terms of this Agreement, having the rights and subject to the restrictions set out in the Articles;

“Accounts” means the audited consolidated accounts of the Company and its Subsidiary Undertakings for the three (3) years ended 31 December 2006, 2007 and 2008 (including, without limitation, the related directors’ and auditors’ reports, the consolidated income statement, the consolidated balance sheet, and the consolidated cashflow statement and related notes);

“Affiliate” means, unless otherwise specified herein, “affiliate” as defined in Rule 405 under the Securities Act or, as the context may require, Rule 501(b) under Regulation D of the Securities Act;

“Arrangement Fee” means €30,000,000 (thirty million euro);

“Articles” means the articles of association of the Company as adopted at the EGM and set out in the Agreed Form in Schedule 1 to this Agreement;

“Associated Undertaking” means an associated undertaking of the Company within the meaning of the European Communities (Companies: Group Accounts) Regulations 1992;

“Banks Customer Package” means the Banks Customer Package, the principles of which were set out in Appendix 1 to the announcement issued by the Department of Finance on the Recapitalisation of Allied Irish Bank and Bank of Ireland dated 11 February 2009, in relation to which the obligations of the Company are set out in Schedule 5;

“Bank’s Business” means the businesses carried out by the Group or by any Group Company;

“Bonus Shares” means the bonus issue of Ordinary Shares which may be made by the Company to the Subscriber by way of a capitalisation of reserves in accordance with the rights attaching to the 2009 Preference Shares as set out in the Articles;

“Business Day” means a day other than a Saturday or Sunday or public holiday in Ireland on which clearing banks are open for business in Dublin;

“Central Bank” means the Central Bank and Financial Services Authority of Ireland;

“Companies Acts” means the Companies Acts, 1963 – 2006;

“Completion” means the subscription for the 2009 Preference Shares by the Subscriber and the issue by the Company of the Warrants to the Subscriber on the Completion Date in each case in accordance with the terms of this Agreement;

“Completion Date” means the date of execution of this Agreement;

“Connected Person” and “Connected” means a person who would be connected with another person for the purposes of Section 26 of the Companies Act, 1990 if that other person was a director of a company;

“Department” means the Department of Finance of Ireland;

“EGM” means the extraordinary general meeting of the Company held at 10 a.m. on 13 May 2009 at Bankcentre, Ballsbridge, Dublin 4, notice of which was sent to holders of the Company’s Ordinary Shares on 20 April 2009;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Financial Regulator” means the Irish Financial Services Regulatory Authority, a constituent part of the Central Bank;

“Group” means the Company and each Subsidiary Undertaking for the time being and the term “Group Company” means any one of them;

“Indebtedness” means all indebtedness including, without limitation, loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, any bank overdrafts, liabilities under acceptances or acceptance credits;

“Information” has the meaning given to it in paragraph 2.1 of Schedule 3;

“Information Technology” means all material computer systems, communication systems, software and hardware owned or licensed by or to any Group Company;

“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, rights in know how, rights in databases and other intellectual property rights of the Group, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Management Accounts” means the unaudited consolidated profit and loss account and balance sheet of the Group and the unaudited profit and loss account of each division in the Group for management reporting purposes including supplementary divisional analysis for the period beginning on 1 January 2009 and ended on 27 February 2009 which have been provided to PricewaterhouseCoopers as part of the Information;

“Material Adverse Effect” means an event has occurred or is reasonably likely to occur which has resulted in or may result in a material adverse change in or affecting the condition (financial, operational, legal or otherwise), profitability, prospects, solvency, business affairs, governance, reputation (ethical, professional, integrity or otherwise) or operations of the Group, taken as a whole, whether or not arising in the ordinary course of business;

“National Pensions Reserve Fund” or “NPRF” means the fund of that name established under the National Pensions Reserve Fund Act;

“National Pensions Reserve Fund Act” means the National Pensions Reserve Fund Act 2000, as amended by the Investment of the National Pensions Reserve Fund and Miscellaneous Provisions Act 2009;

“National Pensions Reserve Fund Commission” means the National Pensions Reserve Fund Commission, established by the National Pensions Reserve Fund Act to, inter alia, control, manage and invest the assets of the NPRF;

“National Treasury Management Agency” means the National Treasury Management Agency as established by the National Treasury Management Agency Act, 1990 as Manager of the NPRF;

“offer to the public” shall have the same meaning as “offer of securities to the public” in the Prospectus (Directive 2003/71/EC) Regulations 2005;

“Ordinary Shares” means the ordinary shares of €0.32 each in the capital of the Company;

“Preferred Securities” has the meaning given to it in the Articles;

“Resolutions” means the resolutions proposed at the EGM;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Senior Executive” has the meaning set out in Clause 5.3(e);

“Shareholder” means the Subscriber or any agent designated by the Subscriber or any other State entity designated by the Subscriber;

“Share Schemes” means any share or share option schemes conducted or operated by the Group relating to the issuance of shares to officers or employees of the Group;

“State” means Ireland, excluding Northern Ireland;

“Subscription” means the subscription for the 2009 Preference Shares and Warrants contemplated by this Agreement;

“Subscription Amount” means €3,500,000,000 (three billion, five hundred million euro);

“Subsidiary Undertaking” means a subsidiary undertaking of the Company within the meaning of the European Communities (Companies: Group Accounts) Regulations 1992;

“Tax” and “Taxation” means all forms of taxation, rates, fines, duties, imposts, charges, contributions, withholdings and levies and includes (without limiting the generality of the foregoing) corporation tax, income tax, dividend withholding tax, capital gains tax, development land tax, advance corporation tax (ACT), capital acquisitions tax, corporation profits tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, residential property tax, value added tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding or similar thereto and all other taxes, rates, fines, duties, imposts, charges, contributions, withholdings, levies or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of any of them (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, additional taxation, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction or territory and whether incurred as principal, agent, trustee, indemnitor, warrantor or otherwise, and regardless of whether such taxes, penalties, rates, levies, fines, duties, imports, charges, contributions, withholdings, levies, impositions, interest, fine, charge, additional taxation, surcharge or penalty are directly or primarily chargeable against or attributable to any Group Company or any other person, firm or company and whether or not the Subscriber or any Group Company is or may be entitled to claim reimbursement thereof from any other person or persons and “Taxable” shall be construed accordingly;

“Tax Authority” and “Taxation Authority” means, in Ireland, the Revenue Commissioners, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world;

“Tier 1 Capital” has the meaning ascribed to it in the Central Bank of Ireland Implementation Notice dated 30th June 2000 in respect of the implementation of the EC Own Funds and Solvency Ratio Directives for Credit Institutions Incorporated in Ireland (BSD SI/00) or any successor notification replacing such notice;

“Tier 1 securities” means respectively any obligations of the Company or, as the case may be, any Group Company or other entity which is treated, or is capable of being treated, as Tier 1 Capital of the Company;

“Warrant Certificates” means the Core Tranche Warrant Certificate and the Secondary Tranche Warrant Certificate (each as defined in the Warrant Instrument) to be issued by the Company to the Subscriber on the Completion Date;

“Warrants” means the warrants to subscribe for up to 294,251,819 Ordinary Shares to be constituted and regulated by the Warrant Instrument and issued by the Company to the Subscriber on the Completion Date;

“Warrant Instrument” means the warrant instrument in the Agreed Form set out in Schedule 2 of this Agreement to be entered into between the Company and the Subscriber on the Completion Date, which is to constitute and regulate the Warrants;

“Warranties” means the warranties set out in Schedule 3 of this Agreement;

“Warrant Shares” means the Ordinary Shares to be issued by the Company to the Subscriber upon exercise of the Warrants pursuant to the Warrant Instrument; and

“Working Hours” means 9.00am to 5.00pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a document in the “Agreed Form” is a reference to a document in a form agreed and for the purposes of identification initialled by or on behalf of the parties thereto;

(b)	a reference to:

(i)	any party includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality);

(iii)	a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(iv)	a Clause, Paragraph, or Schedule, unless otherwise specified, is a reference to a Clause, Paragraph of or Schedule to this Agreement;

(v)	“writing” or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes email;

(vi)	the singular includes the plural and vice versa and references to one gender includes all genders;

(vii)	“day” or a “Business Day” shall mean a period of twenty-four (24) hours running from midnight to midnight;

(viii)	a “month” shall mean a calendar month;

(ix)	times are to time in Ireland; and

(x)	any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time.

(c)	a reference to “material” means material in the context of the Group or which a reasonably prudent investor making a significant investment for shares or debt in the Group would reasonably regard as being material to the decision to make the investment.

(d)	a reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it; in each case, prior to Completion.

(e)	any phrase introduced by the terms “including” “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	The table of contents and headings in this Agreement are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

1.4	Any reference to a person’s knowledge, information, belief or awareness is deemed to include the knowledge, information, belief or awareness which the person would have had if the person had made all due and careful enquiries.

2.	AGREEMENT TO SUBSCRIBE FOR THE 2009 PREFERENCE SHARES AND WARRANTS

2.1	Upon the terms of this Agreement and in reliance upon the Warranties the Subscriber agrees to subscribe for, and the Company agrees to allot and issue the 2009 Preference Shares and to issue the Warrants to the Subscriber on the Completion Date.

2.2	In consideration of the agreement to allot and issue the 2009 Preference Shares and to issue the Warrants, the Subscriber hereby undertakes to pay the Subscription Amount to the Company on the Completion Date.

3.	WARRANTIES

3.1	The Company hereby represents and warrants to and undertakes with the Subscriber and the Minister that each of the Warranties is true and accurate and not misleading as at the date of this Agreement.

3.2	The Company acknowledges that the Subscriber and the Minister are entering into this Agreement in reliance upon each of the Warranties.

3.3	Each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty.

3.4	The Subscriber and the Minister acknowledge that no warranties are or will be provided by any officers or employees of the Group in connection with the Subscription and that accordingly no officer or employee of the Group will be liable to the Subscriber or the Minister in connection with the Subscription and/or the due diligence exercise undertaken by the Subscriber in connection with the Subscription in the absence of fraud or dishonesty.

4.	COMPLETION

4.1	Completion shall take place immediately following execution by the parties of this Agreement.

4.2	On the Completion Date, the Company and the Subscriber shall execute the Warrant Instrument.

4.3	On the Completion Date, the Company shall:

(a)	deliver to the Subscriber as evidence of the authority of each person executing a document on the Company’s behalf a copy of the minutes of a duly held meeting of the board of directors of the Company (or a duly constituted committee thereof) authorising (i) execution of the Subscription Agreement, the Warrant Instrument and the Warrant Certificates, (ii) the allotment and issue of the 2009 Preference Shares and (iii) the issue of the Warrants and, where such actions are authorised by a committee of the board of directors of the Company, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

(b)	allot and issue the 2009 Preference Shares to the Subscriber credited as fully paid;

(c)	issue the Warrants to the Subscriber;

(d)	enter the Subscriber, or its nominee, in its register of members as a shareholder of the Company in respect of the 2009 Preference Shares, and confirm in writing to the Subscriber that the Subscriber is entitled to exercise its voting rights pursuant to the Articles at any subsequent meeting of the members of the Company, including the annual general meeting of the Company to be held on 13 May 2009;

(e)	enter the Subscriber, or its nominee, in the warrant register created under the terms of the Warrant Instrument in respect of the warrants issued to it;

(f)	execute and deliver a share certificate to the Subscriber or its nominee in respect of the 2009 Preference Shares;

(g)	execute and deliver the Warrant Certificates to the Subscriber or its nominee in respect of the Warrants; and

(h)	pay an amount equal to the Arrangement Fee to the Subscriber, to be satisfied by deduction from the Subscription Amount as set out in Clause 4.4.

4.4	On the Completion Date, the Subscriber shall pay an amount equal to the Subscription Amount (less the Arrangement Fee) to a bank account nominated by the Company (which nomination shall be made in writing at least three (3) Business Days in advance).

5.	POST-COMPLETION COVENANTS

The Company hereby covenants in favour of the Subscriber and the Minister:

5.1	Banks Customer Package

The Company shall use all reasonable efforts to comply, and to procure compliance by the Group, with all the commitments and undertakings on the part of the Company in relation to the Banks Customer Package.

5.2	Restructuring Plan

Within six (6) months from the date of this Agreement, the Company will draw up and submit to the Minister a restructuring plan that has been prepared by the Company in consultation with the Minister including, as a minimum:

(a)	an analysis of the Group’s business model, assessing its viability over a time-frame agreed with the Minister;

(b)	details of how the Company intends to minimise and repay the state aid that has been provided, while bearing the costs of restructuring the Group; and

(c)	an analysis of the compensatory measures taken or to be taken to minimise any distortions of competition caused by the Subscription.

5.3	Remuneration/Fees

(a)	The Company shall ensure that:

(i)	the aggregate remuneration received during the financial year ending 31 December 2009 by each Senior Executive employed by the Group at any time during that financial year shall be 33% less than the aggregate remuneration received by each such Senior Executive during the financial year ended 31 December 2008;

(ii)	no annual bonus calculated on the basis of or related to the performance of any individual, any team or department or division, or the Company or Group as a whole shall be paid to any Senior Executive in respect of the financial year ended 31 December 2009 or the financial year ended 31 December 2010;

(iii)	the aggregate fees paid to any non-executive director during the financial year ended 31 December 2009 for that year shall be 25%

less than the aggregate fees paid to that non-executive director during the financial year ended 31 December 2008, and the fees payable to any new non-executive director appointed during the financial year ended 31 December 2009 shall be adjusted accordingly;

(iv)	no cash allowances are paid to any employee or services provider or appointee or officer of any Group Company in compensation for the “pensions cap” imposed by the Finance Act 2006;

(v)	the annual base salary of any person who is an employee or services provider or appointee or officer of any Group Company shall not, for a period of two (2) years from the date hereof, exceed a maximum amount equal to the lower of:

(A)	€500,000; or

(B)	the amount recommended by the Covered Institution Remuneration Oversight Committee in its report to the Minister dated 27 February 2009;

in any financial year;

(vi)	***

(vii)	the remuneration packages and policies applicable to each Group Company are amended as soon as possible (and in any event within one (1) month of the date of this Agreement) to comply with the provisions of this Clause 5.3(a);

(viii)

(A)	***

(B)	***

(aa)	***

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

(bb)	***

(cc)	***

(ix)	***

(x)	***

(b)	***

(c)	***

(i)	***

(ii)	***

***

(d)	The Company may remunerate at levels greater than those prescribed in Clause 5.3(a) in exceptional circumstances with the prior consent in writing of the Minister.

(e)	***

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Executive (or equivalent of such person from time to time), or who is a member of the Group Executive Committee or who holds an executive grade and reports directly to a member of the Group Executive Committee (or, in each case, the equivalent of the Group Executive Committee from time to time) or who otherwise holds a position in the Group that is at, or above, general manager level (or the equivalent of such level from time to time), being a total of 65 persons on the Completion Date.

(f)	Where the consent or agreement of the Subscriber is required and sought pursuant to any provision of this Clause 5.3 the Subscriber shall endeavour to deal with such request reasonably and without undue delay. The Company agrees to give the Subscriber reasonable notice of any request for a consent.

(g)	For the purpose of this Clause 5.3, the term “services provider” means any person who is providing services to the Group that are analogous to services being provided or that have been provided by employees or former employees of the Group (without reference to the basis on which those services are or were provided by any such employee or former employee).

5.4	Prohibition on the Use of “Cash Box” Structures

Irrespective of the provisions of Section 60(12) of the Companies Act 1963, the Company shall not give, and shall procure that no member of the Group shall give, directly or indirectly, financial assistance (including, without limitation, any indemnities or undertakings, or the payment of any fees, expenses, or commissions) for the purpose of or in connection with any issue of shares in the Company or any member of the Group for non-cash consideration to any person or entity anywhere in the world, or enter into any put and/or call option arrangements, or acquire any subsidiary, or issue any shares in the Company or any member of the Group where such financial assistance or options or acquisition or share issue is for the purpose of or in connection with a “cash box” structure or an arrangement having, in the sole opinion of the Minister or the Subscriber, a similar aim or effect.

5.5	Secondary Sale

The Company will, from time to time on request and at its own expense, do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Subscriber that the Subscriber reasonably considers necessary to effect and/or facilitate the placing, or the offer to the public, or the admission to trading on a regulated market of the 2009 Preference Shares, or any Ordinary Shares acquired as a result of holding any 2009 Preference Shares or the Warrants (a “Secondary Sale”), including:

(a)	Entering into an underwriting agreement or placing agreement on market terms;

(b)	Providing any information necessary for the purposes of due diligence, or the drafting or verification of any document required in connection with the Secondary Sale;

(c)	Preparing and publishing an information memorandum or prospectus in compliance with the applicable laws, provided that the Company shall not be required to publish a prospectus more than once in any twelve (12) month period;

(d)	Permitting the use of any information memorandum or prospectus prepared and published by the Company in compliance with the applicable laws for the purposes of a Secondary Sale;

(e)	Making any applications or submissions required by any statutory or regulatory authority in Ireland or elsewhere in connection with the Secondary Sale;

(f)	Publishing any notices or advertisements required in connection with the Secondary Sale; and

(g)	Assisting the Subscriber in relation to the effective marketing of the Secondary Sale.

5.6	Disclosure of Information

(a)	Subject to the Company’s obligations to comply with applicable law, the Company shall

(i)	on request, provide such information (whether in written or oral form) to the Subscriber, and arrange for access to the personnel or records of any Group Company, as the Subscriber reasonably requires for the purposes of performing its statutory functions as set out in the National Pensions Reserve Fund Act;

(ii)	ensure that a copy of any information provided to the Minister, the Department or the Financial Regulator is provided to the Subscriber at the same time, to enable the Subscriber to perform its statutory functions as set out in the National Pensions Reserve Fund Act;

(b)	The Company acknowledges and agrees that the Minister, the Department, the Financial Regulator and the Subscriber may disclose to each other any information which they receive or are in possession of (including information relating to a period prior to the execution of this Agreement) concerning any Group Company.

5.7	***

5.8	Use of Proceeds

The Company agrees that it shall, after the Completion Date, apply the Subscription Amount for the purpose of increasing its core tier 1 capital and, in particular, that the Subscription Amount shall not be used to make any contribution(s) to any pension fund operated or contributed to by any Group Company in excess of the amount(s) such Group Company is required by law or the Pensions Board or any other applicable regulatory authority to contribute. The Company agrees that it will not consent to any significant changes to the trust deeds or rules of any pension fund operated or contributed to by any Group Company without the consent of the Subscriber.

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

5.9	Reference to Subscription Amount for Promotional Purposes

The Company agrees that it shall not use, and that it shall procure that no Group Company shall use, the fact that the Company has received the Subscription Amount pursuant to this Agreement for any advertisement or promotional purposes at any time without the prior written consent of the Subscriber.

5.10	Confidentiality

All information provided or disclosed to the Minister and/or the Subscriber pursuant to this Clause 5 shall be treated as confidential by its recipient, save that this restriction shall not apply where:

(a)	the information, at the time of disclosure, is in the public domain; or

(b)	the information, following its disclosure, becomes generally available to third parties through no breach of this Agreement by the Subscriber or the Minister; or

(c)	the information was lawfully in the possession of the recipient prior to its receipt or disclosure; or

(d)	the disclosure of the information is required by law.

5.11	Duration of the Undertakings in this Clause 5

The undertakings set out in this Clause 5 shall continue in full force and effect until such time as the Government Preference Shareholder (as defined in the Articles) no longer holds any of the 2009 Preference Shares or the Warrants, or for such other shorter period as may be specified in writing by the Shareholder.

6.	ASSIGNMENT AND NOVATION

The Subscriber shall be permitted to transfer, wholly or partially, its rights and/or obligations under this Agreement, by way of assignment and/or novation and/or contribution, to any entity or agency of or related to the State, and the Company hereby:

6.1	consents to any such assignment and/or novation and/or contribution;

6.2	agrees to do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Subscriber which the Subscriber may reasonably consider necessary for giving full effect to this Agreement and securing to the Subscriber or any person to whom the Subscriber has transferred or proposes to transfer its rights and obligations under this Agreement the full benefit of the rights, powers and remedies conferred upon the Subscriber in or by this Agreement; and

6.3	irrevocably appoints the Subscriber as its attorney to sign, execute and deliver on its behalf all deeds and documents and to do all acts and things necessary for giving full effect to this Clause 6 of this Agreement.

7.	NOTICES

7.1	Subject to Clause 7.2, any notice or other communication under this Agreement shall only be effective if it is in writing.

7.2	Communication by electronic mail or other electronic methods of writing shall not be effective under this Agreement.

7.3	Any notice or other communication given or made under this Agreement shall be addressed as provided in Clause 7.5 and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

(a)	if sent by personal delivery, on delivery at the address of the relevant party;

(b)	if sent by pre-paid post, two (2) clear Business Days after the date of posting; or

(c)	if sent by facsimile, when transmitted.

7.4	Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

7.5	The relevant notice details are:

	Address	Fax No.
The Company

Marked for the attention of:	Bankcentre	01 661 5671
The Company Secretary	Ballsbridge
Dublin 4

with a copy to:	Bankcentre	01 668 9677
The Group Law Agent	Ballsbridge
Dublin 4

The Subscriber

Marked for the attention of:	Treasury Building	01 676 6639
Michael J. Somers	Grand Canal Street
Chief Executive	Dublin 2
National Treasury Management Agency

with a copy to:	Treasury Building	01 676 6639
Head of Control	Grand Canal Street
National Treasury Management Agency	Dublin 2

The Minister

Marked for the attention of:	Upper Merrion Street
The Secretary General	Dublin 2
Department of Finance

7.6	A party may notify the other parties of a change to its notice details. That notification shall only be effective on:

(a)	any effective date specified in the notification; or

(b)	if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the Date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

8.	GENERAL

8.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

8.2	Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

8.3	This Agreement may only be varied in writing (excluding electronic methods of writing) signed by each of the parties.

8.4	This Agreement, along with all of the documents entered into to give effect to its terms and the transactions contemplated hereunder, constitute the entire understanding and agreement between the parties and supersede all prior agreements, arrangements, letters and discussions between the parties.

8.5	No announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by the Company without the prior written consent of the Subscriber, such consent not to be unreasonably withheld or delayed, save that the Company may (after consultation with the Subscriber) make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by law or any securities exchange or regulatory or governmental body to which the Company or any Group Company is subject.

8.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement, or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

8.7	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it. The exercise or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

8.8	The Company will, from time to time on request and at its own expense, do and execute or procure to be done and executed (including by any Group Company) all necessary acts, deeds, documents and things in a form satisfactory to the Subscriber or, as the case may be, the Minister that the Subscriber or, as the case may be, the Minister reasonably considers necessary to give full effect to this Agreement and to remedy any breach of this Agreement which is related to any absence of authority or the existence of any impediment in regard to the performance of the Company’s obligations pursuant to this Agreement and pursuant to the terms of the Warrant Instrument and, in respect of the 2009 Preference Shares, under the Articles.

8.9	Each party shall bear its own costs and expenses in relation to the preparation, negotiation, execution, delivery, performance or enforcement of this Agreement and the subscription for, and allotment and issue of, the 2009 Preference Shares and the Warrants.

8.10	The rights and remedies of the Minister and the Subscriber pursuant to this Agreement are cumulative and not exclusive of any rights or remedies provided by law; in particular, the Company agrees that damages may not be an adequate remedy in the event of a breach of this Agreement by the Company and that, accordingly, the Subscriber or the Minister shall be entitled (without proof of special damages) to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

9.	GOVERNING LAW AND JURISDICTION

9.1	This Agreement shall be governed by and construed in accordance with the laws of Ireland.

9.2	Each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) shall therefore be brought in the courts of Ireland.

9.3	Each of the parties to this Agreement irrevocably waives any objection to Proceedings in the courts referred to in Clause 9.2 on the grounds of venue or on the grounds of forum non conveniens.

SCHEDULE 1

THE ARTICLES

SCHEDULE 2

THE WARRANT INSTRUMENT

SCHEDULE 3

WARRANTIES

1.	Capacity and Authority

1.1	Each Group Company is a company duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated, and has the legal right and full power and authority to carry on its business, and activities (including as to the ownership, leasing or operation of assets or properties) as currently being carried on and intended to be carried on at the date of this Agreement and is duly qualified to do business in the jurisdictions in which the transaction of its business makes such qualification necessary.

1.2	This Agreement, the Warrant Instrument and any documents to be executed by the Company at Completion have been or will be duly authorised, executed and delivered by the Company and constitute or will constitute, when executed, valid and binding agreements of the Company, enforceable in accordance with their terms without any sanction or consent by members of the Company or any class of members of the Company.

2.	Information

2.1	All information provided by any Group Company, or any of their officers, agents, advisers or employees to the Subscriber and/or the Department and/or the Minister and/or the Financial Regulator and/or the Central Bank and/or any of their respective officers, agents, advisers or employees, whether in connection with the Subscription (including, but not limited to the responses to due diligence enquiries, confirmations and the contents of the documents made available for review in the physical data room at McCann Fitzgerald Solicitors and at Bankcentre, Ballsbridge, Dublin 4 by the Company prior to the Subscription) or other requests for information made since the enactment of the Credit Institutions (Financial Support) Act 2008 on 2 October 2008 (the “Information”) was supplied in good faith and was when supplied, and remains (save to the extent that it has been corrected or updated in written responses to the due diligence questionnaire provided by McCann Fitzgerald) true, accurate and complete in all material respects and not misleading in any material respect, and so far as such Information is expressed as a matter of opinion, such opinions were when given and remain truly and honestly held and not given casually or recklessly or without due regard for their accuracy.

2.2	The Information was provided after due and careful consideration of all relevant factors and there were no facts known to any Group Company, or any of their officers, agents, advisers or employees that were not taken into account in the preparation of such Information and which could reasonably be expected to have a material effect thereon.

2.3	No events have occurred subsequent to the provision of the Information and no fact or matter or circumstance exists in relation to any Group Company or its officers, agents or employees which has not been disclosed in writing to the Subscriber and/or the Department and/or the Minister that, on the basis of the utmost good faith, ought to be disclosed to the Subscriber and/or the Department and/or the Minister or which otherwise would reasonably be considered material.

2.4	As far as the Company is aware, having made due and careful enquiry of all Senior Executives, there is no matter or fact pattern which could reasonably be expected to give rise to a risk of reputational damage for the Group as a financial institution in Ireland or abroad.

2.5	In relation to all documents published or announcements issued by the Company via a regulatory information service since 31 December 2008 (the “Disclosures”):

(a)	the Disclosures were true and accurate in all material respects and not misleading in any material respect at the time of publication and, save to the extent corrected, amended or supplemented in any subsequent documents or announcements, remain true and accurate in all material respects and not misleading in any material respect;

(b)	any estimates, expressions of opinion or intention or expectation in the Disclosures were made on reasonable grounds and were honestly held and fairly based and there were no facts known to any Group Company or its officers, agents or employees (or which could have been known if reasonable enquiry had been made by the directors of the Company or the relevant personnel at the relevant Group Company) the omission of which would make any statement of fact or estimate or statement or expression of opinion in any of the Disclosures misleading in any material respect; and

(c)	the Disclosures complied with the memorandum and articles of association and other constitutional documentation of the Company and all relevant legal or regulatory requirements to which any Group Company is subject.

3.	Share Capital and Group Companies

3.1	The entire authorised and issued share capital of the Company on the date of this Agreement is as set out in recital (A) of this Agreement, and all shares that have been issued by the Company are fully paid up.

3.2	Other than in connection with the Subscription, the Preferred Securities and the Share Schemes, there is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give any Encumbrance, on, over or affecting any issued or unissued stock, shares, loan or other capital of any Group Company other than the Company, and no claim has been made by any person to be entitled to any such Encumbrance.

3.3	Save as provided in this Agreement or the Articles, or in the rights of the 2009 Preference Shares as set out in the Articles, or in the rights of the Preferred Securities, or in the terms of the Warrant Instrument, or pursuant to the terms of the Share Schemes, no Group Company is a party to any agreement, arrangement or obligation in force which calls for the present or future allotment, issue, transfer or disposal of, or the redemption or repurchase of, or the grant to any person of the right (whether conditional or otherwise) to call for the allotment, issue, transfer or disposal of, or the redemption or repurchase of, any security of any Group Company (including, without limitation, any debt security in any Group Company, or any option or warrant or right of pre-emption over or any securities convertible or exchangeable for securities of any Group Company).

3.4	No stock, shares, loan or other capital has been created, allotted, issued, acquired, repaid or redeemed, or agreed to be created, allotted, issued, acquired, repaid or redeemed, by any Group Company since the date of publication of its last set of audited accounts.

3.5	The Company does not have any Subsidiary Undertaking or Associated Undertaking or any branch (within the meaning of Council Directive 89/666/EEC of 21 December 1989) other than those listed in Schedule 4. The shares or other interests held by any Group Company in the capital of any Subsidiary Undertakings or Associated Undertakings of the Company are legally and beneficially owned free from all Encumbrances and are fully paid up.

3.6	Each of the Resolutions, the Subscription, the allotment and issue of the 2009 Preference Shares, the issue of the Warrants, and the allotment and issue of any Warrant Shares or Bonus Shares:

(a)	complies or will comply (as applicable) in all respects with all agreements to which any Group Company is a party or by which any such Group Company is bound, the memorandum of association and the Articles and other constitutional documentation of the Company, and all applicable laws and regulations in Ireland and elsewhere; and

(b)	does not or will not (as applicable), exceed or breach or cause a variation in any restrictions or the terms of, or a default under, any contract, deed, indenture, security, obligation, commitment or arrangement by or binding upon any Group Company or their respective properties, revenues or assets or result in any right of pre-emption or other material provision thereof becoming or ceasing to be effective, or result in the imposition or variation of any rights or obligations of any Group Company which are material.

3.7	The Company and the Directors have the right, power and authority under the memorandum of association and the Articles and other constitutional documentation of the Company to issue and allot the 2009 Preference Shares, 577,319,588 Bonus Shares and any Warrant Shares and otherwise to perform all of its obligations pursuant to this Agreement and the Warrant Instrument.

3.8	There are no consents, authorisations or approvals required by the Company in connection with the Subscription, the issue and allotment of the 2009 Preference Shares, the issue of the Warrants or the performance of the Company’s obligations pursuant to this Agreement.

3.9	The Subscription, the allotment and issue of the 2009 Preference Shares or any Warrant Shares or Bonus Shares, and the issue of the Warrants will not cause or result, in any contracts or arrangements to which any Group Company is a party becoming capable of being terminated by a party thereto (other than a member of the Group) or permit any such party to exercise a right against a Group Company or otherwise give rise to material adverse consequences, to an extent that would be (singly or in the aggregate) material.

3.10	As a result of the Subscription, the issue and allotment of the 2009 Preference Shares, any Warrant Shares or Bonus Shares and the issue of the Warrants, no Group Company will be obliged to pay dividends or distributions on existing Tier 1 securities, and no existing Tier 1 securities of the Group will fail to continue to qualify as Tier 1 Capital.

3.11	The 2009 Preference Shares and any Warrant Shares or Bonus Shares will, when issued and allotted pursuant to the terms of this Agreement or, as relevant, the Warrant Instrument, be free from Encumbrances, and will have the rights and be subject to the restrictions set out in the Articles.

3.12	The Warrants will, when issued pursuant to the terms of this Agreement, be free from Encumbrances, and will have the rights and be subject to the restrictions set out in the Warrant Instrument.

4.	Effect of Performance of this Agreement

The performance of the Company’s obligations pursuant to this Agreement and pursuant to the terms of the Warrant Instrument and, in respect of the 2009 Preference Shares, under the Articles will not:

4.1	conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of any material agreement, licence or instrument to which any Group Company is a party (including, without limitation, material facilities agreements, debt programmes and derivatives contracts), or any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any material assets of any Group Company is bound or subject;

4.2	relieve any person from any material contract with, or other material arrangement or material obligation in favour of, any Group Company (whether contractual or otherwise) or enable any person to determine or avoid any such contract, arrangement or obligation or any right, privilege or benefit enjoyed by any Group Company that would be (singly or in the aggregate) material, or enable any person to exercise any right whether under an agreement with or otherwise in respect of any Group Company that would be (singly or in the aggregate) material; or

4.3	result in the creation, imposition, crystallisation or enforcement of any security interest whatsoever on any assets of any Group Company that would be material.

5.	Accounts

5.1	The Accounts have been prepared in accordance with International Accounting Standards and International Financial Reporting Standards (collectively “IFRS”) and International Financial Reporting Interpretations Committee interpretations as adopted by the European Union and with those parts of the Companies Act applicable to companies reporting under IFRS, with the European Communities (Credit Institutions: Accounts) Regulations, 1992 and with the Asset Covered Securities Act, 2001 to 2007.

5.2	The Accounts show a true and fair view (within the meaning of IFRS and the legislation referred to in paragraph 5.1 above) of the assets, liabilities (including contingent liabilities), commitments and financial position and the state of affairs and profit or loss of the Group as at the end of each relevant accounting period and of the results, cashflows and change in equity of the Company and the Group for such periods.

5.3	Full disclosure of, and adequate provisions (within the meaning of IFRS and the legislation referred to in paragraph 5.1 above) for, bad and doubtful debts and all liabilities (whether actual, deferred, contingent, disputed or otherwise) and commitments of the Group as at the end of each relevant accounting period based on the information available to the Group at the time of preparing the Accounts were made in the Accounts.

5.4	The Group has established financial reporting and internal control procedures that provide a reasonable basis for the Company’s directors to make proper judgments as to the financial position and prospects of each Group Company, and any changes to such procedures suggested or recommended by the Group’s auditors have been implemented in full.

5.5	The Management Accounts have been prepared with due care and attention and have been prepared on a basis consistent with that adopted and on the same assumptions as those made in preparing previous management accounts of the Group for the year immediately preceding the date of the Management Accounts and show a reasonably accurate view of the state of affairs and profit or loss of the Group, or the division as the case may be, as at and for the period in respect of which they have been prepared.

5.6	There are no, and during the past five (5) years have been no:

(a)	material weaknesses in the Company’s internal controls over the financial reporting (whether or not remediated) of the Company or the Group; or

(b)	changes in the Company’s internal controls over the financial reporting of the Company or the Group that have materially adversely affected, or would be reasonably likely to materially adversely affect, the Company’s internal controls over the financial reporting of the Company or the Group; or

(c)	fraud that involves any Senior Executive and no material fraud that involves any employee of the Company or (so far as the Company is aware) of any member of the Group.

5.7	Since 31 December 2008 and save as announced via a regulatory information service by the Company:

(a)	the business and activities of each Group Company have been carried on in the ordinary and usual course without interruption in all material respects, in the same manner (including, without limitation, nature and scope) so as to maintain the business of each Group Company as a going concern;

(b)	there has been no Material Adverse Effect;

(c)	there have been no material impairment charges in respect of any assets of any Group Company, and there has been no increase in the provisions in respect of losses in relation to any mortgages, loans or other assets of any Group Company that, in any of the foregoing cases, would be (singly or in the aggregate) material;

(d)	save for this Agreement and the Warrant Instrument, no Group Company has, otherwise than in the ordinary course of business, entered into or assumed or incurred any contract, commitment (whether in respect of capital expenditure or otherwise), borrowing, indebtedness in the nature of borrowing, guarantee, liability (including contingent liability) or any other agreement or obligation that, in any of the foregoing cases, is (singly or in the aggregate) material;

(e)	except to an extent that (singly or in the aggregate) is not material:

(i)	no debtor has been released by any Group Company on terms that he pays less than the book value of his debt;

(ii)	no debt owing to any Group Company has been written off or has proven irrecoverable; and

(iii)	no debt owing to any Group Company has been deferred or subordinated other than in the ordinary course of business.

(f)	no Group Company has been involved in any transaction (other than any transaction provided for in this Agreement) that has resulted or would be reasonably likely to result (singly or in the aggregate) in any liability for Taxation on the part of any Group Company that is (singly or in the aggregate) material or is outside the ordinary course of business of the relevant Group Company;

(g)	no Group Company has been in default in any material respect under any agreement or arrangement to which any Group Company is a party and which is material and there are no circumstances likely to give rise to such default;

(h)	save in the ordinary and proper course of business no changes have occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of any Group Company on the basis of the valuations adopted for the purposes of the Accounts to an extent that is (singly or in the aggregate) material; and

(i)	other than aggregate cash dividend, distribution or coupon payments in the amount of €37.5m in respect of the Preferred Securities and dividends to other Group Companies, no dividend or distribution has been declared, paid or made by any Group Company.

5.8	There is no existing profit forecast outstanding in respect of the Company, the Group taken as a whole or any member thereof save as announced via a regulatory information service.

5.9	There are no companies, undertakings, partnerships, joint ventures, trusts or entities of any kind in existence in which any Group Company has an interest but whose results are not consolidated with the results of the Group, whose default would affect the indebtedness or increase the contingent liabilities of the Group or any Group Company to an extent which would be (singly or in the aggregate) material.

6.	Taxation

6.1	No Taxation is payable by any Group Company in connection with the Subscription or the issue and allotment of the 2009 Preference Shares or on the issue of the Warrants.

6.2	All Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of applicable legislation relating to Taxation for which any Group Company is liable as a result of any act, transaction, event, occurrence or omission on or prior to Completion will, in so far as such Taxation or other sums ought to be paid prior to or on Completion, have been paid or provided for at or before Completion so that no Group Company will have a future liability in respect thereof.

6.3	No Group Company has any liability in respect of Tax (whether actual or contingent) payable by reference to income, profits or gains earned or received or deemed to have been earned or received on or before 31 December 2008 or referable to any act, event, occurrence, omission or transactions occurring or deemed to have occurred, on or before 31 December 2008 that is not fully provided for in the Accounts.

6.4	No Group Company has any outstanding liability to Tax in respect of the period or periods from 31 December 2008 or, if different, the date of publication of its last set of audited accounts (the “Last Accounting Date”) up to and including Completion other than a liability which arises in the ordinary course of the trade carried on by such Group Company as at the Last Accounting Date.

6.5	Each Group Company has, for each accounting period up to and including the accounting period in which Completion falls:

(a)	furnished any relevant Tax Authority with full and accurate particulars relating to the affairs of such Group Company;

(b)	properly and within the prescribed periods of time made all returns, declarations and payments and given or delivered all notices, accounts and information required for the purposes of Taxation;

(c)	sufficient and proper records in relation to all events up to and including Completion including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by such Group Company at Completion; and

(d)	all such particulars, returns, notices, accounts information and payments have been correct in all material respects and were made on a proper basis and there is no dispute or disagreement outstanding nor any grounds or circumstances which might cause any dispute or disagreement with any Tax Authority and no such dispute or disagreement is expected or contemplated or, as far as the Company is aware, likely to commence regarding any liability or potential liability to any tax recoverable from such Group Company or regarding the availability of any relief from Tax.

7.	Assets

7.1	All assets included in the Accounts or acquired by any Group Company since 31 December 2008 and all assets used by any Group Company or which are in the reputed ownership of any Group Company are legally and beneficially owned by such Group Company free from any Encumbrance or validly leased or licenced to that Group Company, and where capable of possession, are in the possession or under the control of the relevant Group Company.

7.2	The assets owned or leased by each of the Group Companies and the facilities and services to which each of the Group Companies has a contractual right comprise all the assets, facilities and services necessary or reasonably convenient for the carrying on of the business of each of the Group Companies in the manner in which it is presently conducted.

7.3	Each agreement or arrangement entered into by any Group Company with any other party prior to the date of this Agreement, the whole or part of which purports to constitute a security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) the purpose of which is to secure the obligations of such other party in favour of the relevant Group Company, whether arising under the relevant agreement or arrangements or otherwise, constitutes valid, binding and enforceable security in respect of the obligations secured thereunder (the “Security”) and all steps have been taken to ensure that the Security has, where capable of being perfected, been fully perfected in accordance with the requirements of any applicable law, regulatory and administrative requirements except to an extent that would not (singly or in the aggregate) be material.

8.	Intellectual Property

8.1	Except to an extent that would not (singly or in the aggregate) be material, and so far as the Company is aware, (i) no Group Company infringes the Intellectual Property Rights of any third party, and (ii) no third party infringes the Intellectual Property Rights owned or used by any Group Company.

8.2	All material Intellectual Property Rights used by any Group Company are either legally or beneficially owned by the relevant Group Company or are used under a valid and subsisting licence, and such Intellectual Property Rights are not subject to any Encumbrance that is (singly or in the aggregate) material.

8.3	Except to an extent that is not (singly or in the aggregate) material:

(a)	all Intellectual Property Rights registered in the name of a Group Company (if any) are beneficially owned by it and subsisting and, if granted, not subject to revocation;

(b)	all Intellectual Property Rights owned and used or reasonably likely to be used by any Group Company and capable of legal protection are subject to appropriate and enforceable protection, including, where reasonably appropriate, by registration, in relation to which all requisite registration and renewal fees in respect thereof have been duly and paid in a timely manner; and

(c)	so far as the Company is aware, there is no restriction of any Group Company’s rights to use any Intellectual Property Rights owned by or licensed to any Group Company to engage in any of the activities presently or proposed to be undertaken by it.

8.4	The Intellectual Property Rights comprise all of the Intellectual Property necessary for each Group Company to operate its business and for the Group to operate the Bank’s Business as a whole in each case as it is operated at the date of the Agreement.

9.	Information Technology

Except to an extent that is not (singly or in the aggregate) material:

9.1	the Information Technology systems used in connection with the businesses of the Group or any Group Company are all the systems required for the present needs of the businesses of the Group or any Group Company, including, without limitation, as to system capacity and ability to process current peak volumes and anticipated volumes in a timely manner;

9.2	Save for outages of the point of sale authorisation system on 13 December 2008 and 19 December 2008, in the twelve (12) months prior to the date of this Agreement there have not been any failures or breakdowns of any Information Technology which have caused any substantial disruption or interruption to the business of any Group Company, and the Company is not aware of any fact or matter that might cause or lead to any such failure or breakdown;

9.3

all hardware comprised in any Information Technology systems, excluding any software and any external communications lines, used in the businesses of the Group or any Group Company are owned (except those items which are subject to finance leases) and operated by and are under the control of a Group Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Group or (where governed by outsourcing or other similar arrangements) are otherwise openly accessible to the Group; and

9.4	each Group Company is validly licensed to use the software used in its business.

10.	Insurance

10.1	Each Group Company is now, and has at all material times been, adequately insured against accident, damage, injury, public liability, third party loss, and other risks normally covered by insurance and the material assets of an insurable nature of each Group Company are insured with a reputable insurance office or underwriters in amounts representing their full reinstatement or replacement value (including, where any property is let, two (2) years loss of rent) against fire and other risks normally insured against by persons carrying on business similar to that of the Group Company, and any risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each Group Company.

10.2	As far as the Company is aware, there are no circumstances which could lead to any liability under any policy of insurance for the benefit of any Group Company (the “Policies”) being avoided by the insurers and all premiums due in respect of the Policies have been duly paid, and all of the Policies are in full force and effect and are not void or voidable and, as far as the Company is aware, nothing has been done or omitted to be done by any Group Company which would make any of the Policies void or voidable.

10.3	No claim is outstanding under any of the Policies and no event has occurred, and no circumstances exist, which gives rise, or are likely to give rise, to any claim under any of the Policies that would be material where the underlying loss has not been fully written off by the relevant Group Company.

11.	Agreements

11.1	No party with whom any Group Company has entered into any agreement or arrangement that is (singly or in the aggregate) material has given any notice of its intention to terminate, or, as far as each relevant Group Company is aware, has otherwise sought to repudiate or disclaim, such agreement or arrangement.

11.2	No Group Company is in breach of the terms of any material agreement or material arrangement (including, without limitation, facilities agreements, debt programmes and derivatives contracts) and, as far as each relevant Group Company is aware, no matter exists which might give rise to a breach of this type.

11.3	No event or circumstance exists, has occurred or arisen or, so far as the Company is aware, is about to occur, or is likely to occur as a result of entering into or performing this Agreement or the Warrant Instrument or the transactions contemplated by this Agreement or the Warrant Instrument which constitutes or is reasonably likely to constitute, or would with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of a relevant determination, constitute a default, or result in termination of or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which any such Group Company or any of its properties, revenues or assets are bound, to an extent which would be (singly or in the aggregate) material.

11.4	No Group Company is a party to or has any liability under any long term, onerous or unusual agreement, arrangement or obligation that is (singly or in the aggregate) material or was entered into otherwise than in the ordinary and usual course of its business or was entered into otherwise than by way of a bargain at arm’s length.

11.5	Except for guarantees or indemnities given by any Group Company in the ordinary course of business on arm’s length terms, no Group Company has given or has agreed to give any guarantee or indemnity or similar obligation in favour of a third party, and no Group Company has any-current or known future (howsoever arising) that in any of the foregoing cases is or will be (singly or in the aggregate) material.

11.6	There are not outstanding any arrangements or understandings (whether legally binding or not) being guarantees, indemnities or sureties or loans, quasi-loans or credit transactions provided or facilitated by any of the Group Companies in favour or for the benefit of any person who is a shareholder in (or the beneficial owner of any interest in the shares) or a member of any Group Company or, or any director or shadow director of any of the Group Companies, or any person who is Connected with any of them or any Senior Executive other than those entered into in the ordinary course of business and on arm’s length terms.

11.7	The rights of the Company’s shareholders, in their capacity as such, are set out in the memorandum of association and the Articles and other constitutional documentation of the Company (and, in the case of the Subscriber, in this Agreement and the Warrant Instrument), and no person who owns or controls or is interested in any share capital of the Company has any right, in his capacity as such, in relation to any Group Company other than as set out in the memorandum of association and the Articles and other constitutional documentation of the Company.

11.8	The Company is not aware of any dispute with or claim, demand or right of action against any Group Company (otherwise than for accrued remuneration in accordance with their contracts of employment), or of any circumstances which may give rise to any such dispute, claim, demand or right of action, by any officer or employee (or former officer or employee) of the Group and/or any person Connected with them that would be (singly or in the aggregate) material.

11.9	As far as the Company is aware, no director of any Group Company or person Connected with such director or any employee of the Group or person Connected with any such employee, is in breach of any restrictive covenant, employment agreement or contract for services with any Group Company to an extent that is material and, so far as the Company is aware, there are no circumstances which might give rise to any claim that such a breach has occurred.

11.10	Save for the articles of association of any Group Company (or equivalent documents), any service agreement with a director of a Group Company or a Senior Executive, and any contracts entered into in the ordinary course of business, there are no existing contracts or engagements or other arrangements to which any Group Company is a party and in respect of which any of the directors of any Group Company and/or any person Connected with them and/or any Senior Executive is interested that are material and, to the extent that any such contracts, engagements or other arrangements exist, they comply with the related party requirements of the Listing Rules of the Irish Stock Exchange and the UKLA (and any other relevant regulatory bodies) (where applicable) and/or all other applicable legal, regulatory and administrative requirements.

11.11	There are no existing contracts or other arrangements with a holder of shares, or the holder of any other interest in the capital of the Company, or of any Group Company,

to which any Group Company is a party that would be material and that has been entered into other than in the ordinary course of business and to the extent that any such contracts or other arrangements exist they comply with all applicable legal, regulatory and administrative requirements binding on the Group.

12.	Licences, Permissions, Authorisations and Consents

12.1	Each Group Company has obtained all necessary licences, permissions, authorisations and consents material for the proper carrying on of its business in every jurisdiction in which it operates (“Consents”) and all Consents are valid and subsisting in their entirety. In particular, each Group Company required to be licensed as a bank or credit institution or financial institution or any other entity is duly licensed in its jurisdiction of incorporation and domicile and, except to an extent that is not (singly or in the aggregate) material, is duly licensed or authorised in each jurisdiction where it is required to be licensed or authorised to conduct its business.

12.2	No Group Company is in breach of any Consents and, so far as the Company is aware, no circumstances exist which may result in any of them being revoked, suspended, varied or not renewed, in whole or in part, to an extent that would be (singly or in the aggregate) material.

12.3	Except to an extent that is not (singly or in the aggregate) material, and save as contemplated by this Agreement, the Financial Regulator, or any other regulatory body having jurisdiction over such Group Company in relation to its business, has not imposed any additional supervision, surveillance or reporting requirements on any Group Company in relation to its assets, liquidity or funding position or otherwise, and no Group Company has been subject to any visits by or been requested or required to attend meetings with the Financial Regulator, or any other regulatory body having jurisdiction over such Group Company in relation to its business, in addition to customary visits or meetings.

12.4	Each Group Company has conducted its business in accordance with all applicable legal, regulatory or statutory requirements in Ireland and any other jurisdiction, in particular, but not limited to, in relation to money laundering and client identification, and no action, suit, investigation or proceeding in relation to the same is pending or, so far as the Company is aware, threatened.

12.5	No Group Company or, as far as the Company is aware, any director, officer, agent or employee of any Group Company is currently subject to any sanctions, other than sanctions generally applicable, administered by the U.S. Department of the Treasury or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which any Group Company is subject (collectively, “economic sanctions”) and no Group Company will directly or indirectly use the Subscription Amount, or lend, contribute or otherwise make available any part of the Subscription Amount to any person or entity for the purpose of financing the activities of any person who is known or ought to be known to any Group Company to be currently subject to any economic sanctions.

12.6

No Group Company nor, so far as the Company is aware, any director, officer, agent or Affiliate of a Group Company is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the “FCPA”), the OECD Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”) or any similar law or regulation to which any Group Company or Affiliate or any director, officer, agent of such Group Company or Affiliate is subject and each Group Company and, so far as the Company is aware, each Affiliate of a Group Company has conducted their business in compliance with the FCPA, the OECD Convention and any applicable similar law or regulations and have instituted and maintain policies to ensure continued compliance therewith.

13.	Funding and Liabilities

13.1	No event has occurred or been alleged, nor have any circumstances arisen (and the Subscription, the issue and allotment of the 2009 Preference Shares or any Bonus Shares or Warrant Shares, the issue of the Warrants and otherwise the performance of the Company’s obligations under this Agreement, the Warrant Instrument or, with respect to the 2009 Preference Shares, under the Articles will not give rise to any such event or circumstances) which:

(a)	would cause any person to be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, to become entitled, to require repayment before its stated maturity of any indebtedness of any Group Company or to withdraw any line of credit or source of funding available to any Group Company;

(b)	would lead to any Encumbrance or security constituted or created in connection with any indebtedness, guarantee or indemnity, or any other obligation of any Group Company, becoming enforceable or being enforced;

(c)	would, or would as far as each relevant Group Company is aware, be likely to cause, a downgrading of the credit or debt rating assigned to any Group Company, or any debt issued by any Group Company, by a ratings agency;

(d)	would, or would , as far as each relevant Group Company is aware, be likely to, give rise to an obligation for any Group Company to repay any monetary compensatory amounts, export refunds, intervention payments or other like subsidies; or

(e)	would, or would be likely to, result in any breach or default under any agreement, deed or other instrument or arrangement to which any Group Company is a party or which is binding on it or any of its assets;

in each case to an extent that would be (singly or in the aggregate) material.

13.2	No person to whom any indebtedness of any Group Company that is payable on demand is owed has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any guarantee, indemnity or other security or Encumbrance for the same, that is (singly or in the aggregate) material.

13.3	No Group Company has engaged in financing of a type that would not require to be shown or reflected in the Accounts nor borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the Accounts.

13.4	The Company is not now, and has not at any time in the last five (5) years, engaged in or been a party to any funding arrangements or transactions which have had or have the object or effect of manipulating the balance sheet of the Company or rendering it misleading to shareholders or investors.

13.5	No default by any corporate bodies, undertakings, partnerships or joint ventures not consolidated into the Accounts but in which any Group Company has an ownership interest would affect the indebtedness or increase the contingent liabilities of the Group to an extent that would be (singly or in the aggregate) material.

13.6	With respect to any sources of financing or funding outstanding or available to any Group Company (the “Facilities”):

(a)	there has been no contravention of or non-compliance with any of the provisions of the Facilities that would be material;

(b)	no steps for early repayment of any Facilities have been taken or threatened;

(c)	as far as each relevant Group Company is aware, there have not been any circumstances nor are there existing circumstances whereby the continuation of any of the Facilities might be prejudiced or which may give rise to any alteration in the terms and conditions of any of the Facilities; and

(d)	the Subscription will not cause any of the Facilities to be terminated or mature prior to their stated date of maturity.

13.7	Save as announced via a regulatory information service by the Company, no Group Company has received notice of any intended or potential downgrading of the credit or debt rating assigned to any Group Company, or of any debt issued by any Group Company, by a ratings agency.

13.8	Save as would otherwise not (singly or in aggregate be) material, no Group Company is paying, nor is under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under PRSI, national insurance or social security legislation or under any pension fund operated by such Group Company), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

14.	Insolvency

14.1	Save in the context of a solvent voluntary winding up, no order has been made or petition presented or resolution passed for the winding up or dissolution of any Group Company or for the appointment of a liquidator or examiner to any Group Company.

14.2	No receiver and/or manager has been appointed by any person over the whole or any part of the business or assets of any Group Company, and no steps have been taken to this end.

14.3	No Group Company has stopped paying or suspended payment of its debts as they fall due nor has any Group Company sought from its creditors (or any class of creditors) any extensions of time for the payment of its debts or to commence negotiations with a view to rescheduling any of its indebtedness or agreeing any arrangement or composition.

14.4	No Group Company is unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 or the equivalent legislation in its jurisdiction of incorporation or Section 48 of the Central Bank Act 1989.

14.5	No Group Company has been a party to any transaction that could be avoided in a winding up of that Group Company.

14.6	No order has been made against the Company under Section 21 of the Central Bank Act 1971 and no order has been made against any Group Company under any equivalent legislation in any jurisdiction.

15.	Litigation and Compliance

15.1	No Group Company is, or has been, a party to any agreement, arrangement or concerted practice or course of conduct or is, or has been, carrying on any practice which in whole or in part contravenes or is invalidated by any competition, anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction where the Group and any Group Company has assets or carries on business or in respect of which any filing, registration or notification was required pursuant to such legislation (whether or not the same has in fact been made).

15.2	No Group Company and no person for whose acts or defaults any Group Company is or may be vicariously liable is involved, or has during the twelve (12) months prior to the date of this Agreement been involved, in any civil, criminal, arbitration administrative, tribunal, disciplinary or other proceedings, (including any action by any governmental, public or regulatory authority (including, without limitation, the Financial Regulator)), investigation or enquiry in any jurisdiction, and so far as the Company is aware no such proceedings, investigation or enquiry is pending or threatened by or against any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, that would be (singly or in the aggregate) material.

15.3	As far as the Company is aware, no fact, matter or circumstance exists which is likely to or could give rise to any civil, criminal, arbitration, administrative, tribunal, disciplinary or other proceedings (including any action by any governmental, public or regulatory authority) involving any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, that would be (singly or in the aggregate) material.

15.4	There is no outstanding judgment, sentence, order, decree, injunction, arbitral award or decision of any court, tribunal, arbitrator, administrator, or governmental agency against any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, or any undertaking or assurance given to any court, tribunal, arbitrator, administrator, or governmental agency by any Group Company or any person for whose acts or defaults any Group Company is or may be vicariously liable, that would be (singly or in the aggregate) material.

15.5	Each Group Company has conducted its business in all material respects in accordance with all applicable legal, regulatory or statutory requirements in Ireland and elsewhere, and the memorandum of association and the Articles and other constitutional documentation of the Group Company (or equivalent constitutional documents in jurisdictions outside Ireland).

15.6	None of the activities, contracts or rights of the Group or any Group Company is or has been ultra vires, unauthorised, invalid, unenforceable or in breach of a contract or covenant that is (singly or in the aggregate) material. No Group Company has committed any breach of statutory duty or committed any tortious or other unlawful act which could lead to a successful claim or injunction being made or granted against it that would be (singly or in the aggregate) material.

15.7	No investigations or enquiries or disciplinary proceedings by any court or tribunal or any governmental or other competent authority or agency are pending or, as far as each Group Company is aware, threatened or anticipated, whether in Ireland or elsewhere, in relation to any Group Company. There is no order, decree or judgment of any court or tribunal or any governmental or other competent authority or agency, whether in Ireland or elsewhere, outstanding against any Group Company or any person for whom any Group Company is vicariously liable that is (singly or in the aggregate) material.

15.8	No Group Company and as far as the Company is aware, no person for whose acts or defaults any Group Company is or may be vicariously liable (including employees, officers and agents) has:

(a)	induced any person or entity to enter into any agreement or arrangement with any Group Company by means of any unlawful payment, contribution, gift, or other inducement;

(b)	offered or made any unlawful payment, contribution, gift or other inducement to any government or other public official or employee in any jurisdiction; or

(c)	directly or indirectly made any unlawful contribution to any political activity or any unlawful payment whatsoever;

and the Group has instituted and maintains policies and procedures designed to ensure that such inducements, payments and contributions are not made.

15.9	All registers, minute books and other statutory books required to be kept by each Group Company pursuant to the Companies Acts (or other applicable legislation or regulation in any jurisdiction), have been properly kept, contain a true, complete and accurate record of the matters with which they should deal and no notice or allegation has been received that any of them is incorrect or should be rectified.

15.10	Save as contemplated by this Agreement, within the twelve (12) months prior to the date of this Agreement no Group Company has paid or agreed to pay any fees or commissions to any person in relation to the possible subscription for or transfer of or issue or allotment of any shares or securities in the Company or any Group Company, whether by that person or by a third party solicited or procured by that person.

15.11	No Group Company nor any of its officers has failed to comply with any statutory provision or any rules, regulations, directions, requirements, notices and provisions of the Financial Regulator or any other regulatory body having jurisdiction over such Group Company in relation to its business, including (without limitation) in respect of the adequacy and maintenance of its capital resources and financial resources and any equivalent capital requirements that are applicable to any Group Company, except to an extent that would not (singly or in the aggregate) be material.

15.12	Save as would not (singly or in the aggregate) be material, no Group Company is the subject of any investigation, enforcement action (including, without limitation, to vary the terms of any permission or licence) or disciplinary proceeding by the Financial Regulator or any other regulatory body having jurisdiction over such Group Company in relation to its business, and no such investigation, enforcement action or disciplinary proceeding is threatened or pending.

15.13	No Group Company and no person whose acts or defaults any Group Company is or may be vicariously liable for has taken, directly or indirectly, any action designed to manipulate or stabilise, or that has constituted, or that might reasonably be expected to cause or result in manipulation or stabilisation of the price of any security of the Company.

15.14

Each Group Company has adopted and operates systems, frameworks and controls designed to manage and control both conflicts of interest and all risks (including, without limitation, lending and credit risk) faced by it in the carrying on of its business in accordance with applicable regulation and guidance issued by the Financial Regulator, or any other regulatory body having jurisdiction over such Group Company in relation to its business, and has disclosed to its board and external auditors any significant deficiency in the design or operation of such systems and controls, any significant breach of such systems, frameworks or controls and any fraud or breach of applicable law, regulations, rules or procedures that involves management or other employees who have a significant role in the Group Company’s internal controls.

16.	Employees

16.1	The Group has disclosed in the Information all current bonus, severance, gratuity and reward arrangements of the Senior Executives whether such arrangements are formalised in the relevant Group Company’s policies or service agreements or arise from a once-off or ad-hoc arrangement and all bonus, severance, gratuity and/or reward payments made to the Senior Executives (or any of them) have been paid in compliance with the terms of the applicable schemes disclosed in the Information.

16.2	Neither the Group nor any Group Company has any present or future liability to pay any bonus, severance, gratuity or reward to any of the Senior Executives that has not been disclosed in the Information and no Group Company has any liability to increase the amount of bonus, severance, gratuity and/or reward payments to any of the Senior Executives or to confer any additional benefits on any of the Senior Executives.

16.3	Each Group Company has complied to the extent practicable with the remuneration directives in the announcement issued by the Department of Finance on the Recapitalisation of Allied Irish Banks and Bank of Ireland dated 11 February 2009.

17.	Pensions and Other Benefits

17.1	For the purpose of the warranties in this paragraph 17 the following expressions shall have the meanings ascribed to them below:

“Pension Schemes” means collectively:

(a)	the AIB Group Pension Scheme, the Pensions Board registration number of which is PB1744;

(b)	the AIB Group Defined Contribution Scheme, the Pensions Board registration number of which is PB78012;

(c)	the AIB Group UK DC Scheme, the registration number of which is 10271661; and

(d)	the AIB Group UK Pension Scheme, registration number 10180335.

“Pensions Act” means the Pensions Act 1990 to 2008 and all regulations promulgated thereunder.

“PHI Scheme” means the PHI arrangements insured with Messrs. Irish Life Assurance Plc.

17.2	Except for the Pension Schemes and the PHI Scheme there is not in operation any agreement, arrangement, custom or practice for the payment of any pensions, allowances, lump sum or other like benefits on retirement, death, or during periods of sickness or disablement, for the benefit of any Senior Executive or for the benefit of the dependants of any of them.

17.3	There is not in operation any agreement, arrangement, custom or practice in relation to any retirement benefits scheme operated by any Group Company other than the Pensions Schemes that is unusual or would reasonably be considered to be onerous.

17.4	The Subscriber and/or the Minister and/or the Department have been furnished with full details of each and every discretion or power exercised under any of the Pension Schemes and the PHI Schemes or otherwise in respect of any Senior Executive or dependant of any of them to augment benefits or provide a benefit which would not otherwise be provided or pay a contribution which would not otherwise have been paid.

17.5	Each Pension Scheme has been administered in accordance with all applicable laws and regulations including, without limitation, the Pensions Act and the requirements of the Retirement Benefits District of the Revenue Commissioners.

SCHEDULE 4

SUBSIDIARY UNDERTAKINGS, ASSOCIATED UNDERTAKINGS AND BRANCHES

SCHEDULE 4

SUBSIDIARY UNDERTAKINGS

Aberco Limited (Northern Ireland)1

Abdon Limited (Ireland)

AIB 24 Hour Services Limited (Ireland)

AIB Administrative Services Switzerland Limited Liability Company (Switzerland)

AIB Administrative Services Luxembourg S.a.r.l (Luxembourg)

AIB Alternative Investment Services Limited (Ireland)

AIB Asset Management Holdings (Ireland) Limited (Ireland)

AIB Asset Management Holdings Limited (England)

AIB Bank (CI) Limited (Jersey)

AIB Business Centre Limited (Ireland)

AIB Capital Management Holdings Limited (Ireland)

AIB Capital Markets plc (Ireland)

AIB Capital Markets Holdings (U.K.) Limited (England)

AIB Combined Leasing Limited (Ireland)

AIB Commercial Finance Limited (England)

AIB Commercial Services Limited (Ireland)

AIB Collective Investment Schemes Limited (England)

AIB Corporate Banking Limited (Ireland)

AIB Corporate Finance Limited (Ireland)

AIB Corporate Finance Limited (England)

AIB Corporate Leasing Limited (England)

AIB Custodial Services Limited (Ireland)

AIB Debt Management Limited (Ireland)

AIB DC Pensions (Ireland) Limited (Ireland)

AIB European Investments Limited (Ireland)

[1]	Refers to country of incorporation

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AIB European Investments (Warsaw) Sp. Z.o.o (Poland)

AIB Finance Limited (Ireland)

AIB Finance Limited (Ireland)

AIB Financial Services Limited (Ireland)

AIB Financial Services (N.I) Limited (N. Ireland)

AIB Film Distribution (England)

AIB Fund Management Limited (Ireland)

AIB Fund Services Limited (Ireland)

AIB Group Limited (England)

AIB Group Holdings (U.K.) Limited (England)

AIB G. P. No. 1 Limited (England)

AIB Group (UK) p.l.c. (N. Ireland)

AIB Holdings Limited (Guernsey)

AIB Holdings (Ireland) Limited (Ireland)

AIB Holdings (Jersey) Limited (Jersey)

AIB Holdings (N.I.) Limited (N. Ireland)

AIB Holdings (U.K.) Limited (England)

AIB Hungary Administrative Services Limited Liability Company (Hungary)

AIB International Finance (Ireland)

AIB International Financial Services Limited (Ireland)

AIB Insurance Agencies Limited (Ireland)

AIB Insurance Agencies Limited (England)

AIB Insurance Brokers Limited (Ireland)

AIB Insurance Consultants Limited (England)

AIB Insurance Services Limited Ireland

AIB Insurance Services (N.I.) Limited (N. Ireland)

AIB International Consultants Limited (England)

AIB International Leasing Limited (Ireland)

AIB Investment Company (Ireland)

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AIB Investment Managers Limited (Ireland)

AIB Investment Management Limited (England)

AIB Investment Services Limited (Ireland)

AIB Jerseytrust Limited (Jersey)

AIB Jersey Fund Services Limited (Jersey)

AIB Joint Ventures Limited (England)

AIBJT Nominees Limited (Jersey)

AIBJT Nominees 2 Limited (Jersey)

AIBJT Nominees 3 Limited (Jersey)

AIBJT Nominees 4 Limited (Jersey)

AIBJT Corporate 2 Limited (Jersey)

AIBJT Corporate Limited (Jersey)

AIB LC Limited (Isle of Man)

AIB Leasing Limited (Ireland)

AIB Limited (England)

AIB Limited (Ireland)

AIB Maple Limited (Isle of Man)

AIB Mortgage Services Limited (England)

AIB Mortgage Bank (Ireland)

AIB Nominees (Jersey) Limited (Jersey)

AIB Oak Limited (Isle of Man)

AIB Pensions (Isle of Man) Limited (Isle of Man)

AIB Pensions (Jersey) Limited (Jersey)

AIB Pensions UK Limited (England)

AIB Pension Services Limited (England)

AIB PPM Sp. z.o.o. (Poland)

AIB Portfolio Managers (CI) Limited (Jersey)

AIB Secretaries (IOM) Limited (Isle of Man)

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AIB Securities Services Limited (Ireland)

ALB Services Limited (Ireland)

AIB Services (Isle of Man) Limited (Isle of Man)

ALB Telephone Services Limited (Ireland)

AIB Trust Company (Isle of Man) Limited (Isle of Man)

ALB Trust Company Limited (England)

AIB Venture Capital Limited (Ireland)

AIB Venture Capital Limited (England)

Allied Combined Trust Limited (Ireland)

Allied Irish Banks (Holdings & Investments) Limited (Ireland)

Allied Irish Banks Independent Financial Services Limited (England)

Allied Irish Banks North America Inc. (U.S.A.)

Allied Irish Capital Management Limited (Ireland)

Allied Irish Capital Markets Limited (Ireland)

Allied Irish Finance Limited (Ireland)

Allied Irish Investment Bank Limited (Ireland)

Allied Irish Limited (England)

Allied Irish Leasing Limited (Ireland)

Allied Irish Nominees Limited (Ireland)

Allied Irish Tours Limited (Ireland)

Allied Irish Travel Limited (Ireland)

Alibank London Nominees Limited (England)

Alibank Nominees Limited (Ireland)

AMCredit Funding (Luxembourg) S.A.

Ammonite Limited (Ireland)

Bank Zachodni WBK S.A. (Poland)

BZ WBK AIB Asset Management S.A. (Poland)

BZ WBK Faktor Sp Z.o.o. (Poland)

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BZ WBK Finanse & Leasing S.A. (Poland)

BZ WBK CU Towarzystwo Ubezpieczeń Ogólnych S.A. (Poland)

BZ WBK CU Towarzystwo Ubezpieczeń na Życie S.A (Poland)

BZ WBK Inwestycje Sp. Z.o.o. (Poland)

BZ WBK Leasing S.A. (Poland)

BZ WBK Nieruchomosci S.A. (Poland)

Causeway Securities p.l.c.

Dom Maklerski BZ WBK S.A. (Poland)

Polfund – Fundusz Poreczen Kredytowch (Poland)

Belfast Homes plc (Ireland)

Blogram Limited (Ireland)

Burford Nominees Ireland Limited (Ireland)

Cavrine Limited (Ireland)

ClearCo Services Limited (N. Ireland)

Commdec Limited (Ireland)

Crescent Link LN plc (Ireland)

Dhittier Limited (Ireland)

Dohcar Limited (Ireland)

Dohhen Limited (Ireland)

Dove Insurance Company Limited (Guernsey)

Eyke Limited (Ireland)

Financial Audit Services Limited (Ireland)

First Private Equity GP Limited

First Ireland Infrastructure Fund (Ireland)

First Trust Commercial Services Limited (N. Ireland)

First Trust Independent Financial Advisers Limited (N. Ireland)

First Trust Investment Managers Limited (N. Ireland)

First Trust Insurance Services Limited (N. Ireland)

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First Trust Leasing No.1 (N.I.) Limited (N. Ireland)

First Trust Leasing No.2 (N.I.) Limited (N. Ireland)

First Trust Leasing No.3 (N.I.) Limited (N. Ireland)

First Trust Leasing No.4 (N.I.) Limited (N. Ireland)

First Trust Leasing No.5 (N.I.) Limited (N. Ireland)

First Venture Fund Limited (Ireland)

Fullplex Management Company Limited (Ireland)

General Estates and Trust Company, Limited (Ireland)

Glenelly Investment Plc (Ireland)

Goodbody Alternative Investment Management Ltd (Ireland)

Goodbody Corporate Finance (Ireland)

Goodbody Economic Consultants Limited (Ireland)

Goodbody Financial Services (Ireland)

Goodbody Holdings Limited (Ireland)

Goodbody Pensioneer Trustees Limited (Ireland)

Goodbody Securities Inc. (U.S.A)

Goodbody Stockbrokers (Ireland)

Goodbody Stockbrokers Nominees Limited (Ireland)

GSB Guernsey Limited (Guernsey)

GSB Guernsey (Bridgewater Park) Limited (Guernsey)

GSB Millmount Homes plc (Ireland)

GSB Northern Ireland plc (N. Ireland)

Hengram Limited (Ireland)

iBusiness Banking (iBB) Limited (Ireland)

J.F. Nominees Limited (Jersey)

JF Worthytrust Limited (Jersey)

Jonent Downs Limited (Ireland)

Kahn Holdings (Ireland)

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Kavwall Limited (Ireland)

Marro Properties Limited (Ireland)

The Munster and Leinster Bank Limited (Ireland)

Mezzanine Management Limited (Ireland)

Midtown Holdings Limited (Scotland)

Murrayfield Investments Limited (Ireland)

Orchard Brae Development (NI) Limited (N. Ireland)

Park 54 Corporation (U.S.A )

Percy Nominees Limited (Ireland)

P B Nominees Limited (Ireland)

PPP Projects Limited (Ireland)

Radstock Limited (Ireland)

Refal 209 Limited (England)

Rushwood Holdings Limited (Ireland)

S. &. M. (Limerick) Limited (Ireland)

Sanditon Limited (Ireland)

Sandyford Hospital Nominees One Limited (Ireland)

Sandyford Hospital Nominees Two Limited (Ireland)

Sandyford Hospital Nominees Three Limited (Ireland)

Sandyford Hospital Nominees Four Limited (Ireland)

Sandyford Hospital Nominees Five Limited (Ireland)

Sandyford Hospital Nominees Six Limited (Ireland)

Sandyford Hospital Nominees Seven Limited (Ireland)

Sandyford Hospital Nominees Eight Limited (Ireland)

Sandyford Hospital Nominees Nine Limited (Ireland)

Sandyford Hospital Nominees Ten Limited (Ireland)

Sandyford Hospital Nominees Eleven Limited (Ireland)

Sandyford Hospital Nominees Twelve Limited (Ireland)

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Sandyford Hospital Nominees Thirteen Limited (Ireland)

Sandyford Hospital Nominees Fourteen Limited (Ireland)

Sandyford Hospital Nominees Fifteen Limited (Ireland)

Sandyford Hospital Nominees Sixteen Limited (Ireland)

Sandyford Hospital Nominees Seventeen Limited (Ireland)

Sandyford Hospital Nominees Eighteen Limited (Ireland)

Sandyford Hospital Nominees Nineteen Limited (Ireland)

Sandyford Hospital Nominees Twenty Limited (Ireland)

Santry Sports Clinic Co-Ownership 1 Limited (Ireland)

Santry Sports Clinic Co-Ownership 2 Limited (Ireland)

Santry Sports Clinic Co-Ownership 3 Limited (Ireland)

Santry Sports Clinic Co-Ownership 4 Limited (Ireland)

Santry Sports Clinic Co-Ownership 5 Limited (Ireland)

Santry Sports Clinic Co-Ownership 6 Limited (Ireland)

Santry Sports Clinic Co-Ownership 7 Limited (Ireland)

Santry Sports Clinic Co-Ownership 8 Limited (Ireland)

Santry Sports Clinic Co-Ownership 9 Limited (Ireland)

Santry Sports Clinic Co-Ownership 10 Limited (Ireland)

Santry Sports Clinic Co-Ownership 11 Limited (Ireland)

Secunda Management Services Limited (Jersey)

Skerries Nominees Limited (Ireland)

Skobar (Ireland)

Skobio (Ireland)

Skodell (Ireland)

Skonac (Ireland)

Skopek (Ireland)

Skovale (Ireland)

Skyraven Limited (Ireland)

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SVPH Nominees One Limited (Ireland)

SVPH Nominees Two Limited (Ireland)

SVPH Nominees Three Limited (Ireland)

SVPH Nominees Four Limited (Ireland)

SVPH Nominees Five Limited (Ireland)

SVPH Nominees Six Limited (Ireland)

SVPH Nominees Seven Limited (Ireland)

SVPH Nominees Eight Limited (Ireland)

SVPH Nominees Nine Limited (Ireland)

SVPH Nominees Ten Limited (Ireland)

SVPH Nominees Eleven Limited (Ireland)

SVPH Nominees Twelve Limited (Ireland)

SVPH Nominees Thirteen Limited (Ireland)

SVPH Nominees Fourteen Limited (Ireland)

SVPH Nominees Fifteen Limited (Ireland)

SVPH Nominees Sixteen Limited (Ireland)

SVPH Nominees Seventeen Limited (Ireland)

SVPH Nominees Eighteen Limited (Ireland)

SVPH Nominees Nineteen Limited (Ireland)

The Hire Purchase Company of Ireland Limited (Ireland)

The Royal Bank of Ireland Limited (Ireland)

Traprop Limited (Ireland)

Wallkav Limited (Ireland)

Webbing Ireland (Ireland)

Windbound Limited (Ireland)

Causeway Securities p.l.c.

First Private Equity GP Limited

AMCredit Funding (Luxembourg) S.A.

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Taggart Homes Belfast 1 Limited

Taggart Homes Belfast 2 Limited

GSB Evish Limited

ASSOCIATED UNDERTAKINGS

M&T Bank Corporation

Hibernian Life Holdings Limited

Bulgarian American Credit Bank AD

Hibernian Avivia Health Insurance Limited (formerly “VIVAS”)

Zolter Services Limited which is the holding company for:

First Merchant Processing (Ireland) Limited t/a AIB Merchant Services

First Merchant Processing (UK)

Metrohouse S.A.

BZ WBK - CU Towarzyswto Ubezpieczen na Zycie S.A.

BZ WBK - CU Towarzyswto Ubezpieczen Ogolnych S.A.

BRANCHES

The Company has established branches, within the meaning of EU Council Directive 89/666/EEC (implemented in Ireland by the European Communities (Branch Disclosure) Regulations 1993)), in Australia, Canada, Estonia, France, Germany, Latvia, Lithuania, the United Kingdom and the United States of America.

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SCHEDULE 5

BANKS CUSTOMER PACKAGE

In accordance with Clause 5.1, the Company has undertaken to:

1.	Increase Credit Capacity

1.1	increase lending capacity to small to medium enterprises (as defined in European Commission Recommendation 2003/361/EC) (“SMEs”) by 10% and provide an additional 30% capacity for lending to first-time buyers during each quarter of the financial year commencing 1 January 2009 when compared to the corresponding quarter in the year commencing 1 January 2008;

1.2	to the extent that the extra capacity available for mortgages pursuant to paragraph 1.1 is not taken up in any quarter, it will be redirected to lending to SMEs in the following quarter;

1.3	undertake publicity campaigns to actively promote small business and mortgage lending at competitive rates with increased transparency on the criteria to be met; and

1.4	make quarterly reports to the Financial Regulator, with the first report to 31 March 2009 to be submitted by 30 April 2009, setting out how the above requirements have been complied with.

2.	Environmental and Clean Energy and Innovation Fund

2.1	establish a €100m fund to support environment-friendly investment and innovations in clean energy; and

2.2	make quarterly reports to the Financial Regulator of the loans made by this fund and the purposes for which they have been made.

3.	Codes of Practice

3.1	comply with the Code of Conduct for Business Lending to Small and Medium Enterprises published by the Financial Regulator on 13 February 2009 (as amended or replaced from time to time);

3.2	comply with the Code of Conduct for Mortgage Arrears published by the Financial Regulator on 13 February 2009 (as amended or replaced from time to time); and

3.3	in the normal course make every effort to avoid repossessions, and not commence court proceedings for repossession of a principal private residence within 12 months of arrears appearing, where the customer maintains contact and cooperates reasonably and honestly with the bank.

4.	Customer Communications and Financial Education

4.1	engage with the Financial Regulator on developing a basic bank account and improving customer communications.

5.	Independent Review of Credit Availability

5.1	fund an independent review, which will be managed jointly by the Company, Bank of Ireland, the Government and business representatives;

5.2	co-operate fully with this review; and

5.3	engage constructively in implementing any recommendations made by the review.

6.	Credit for Suppliers to Major Projects

6.1	work closely with the IDA, Enterprise Ireland and with State agencies to ensure the supply of appropriate finance to contractors engaged on major projects sponsored by those agencies; and

6.2	engage in a ‘clearing group’ chaired by a Government representative and including representation from business interests and State agencies, the purpose which is to identify specific patterns of events or cases where the flow of credit to viable projects appears to be blocked and to seek to identify credit supply solutions.

7.	Venture Capital Funding

7.1	make available a further €15m to new or existing seed capital funds, in collaboration with Enterprise Irelands Seed and Venture Capital Programme, to further create and develop indigenous enterprise.

8.	Prompt Payment

8.1	prompt payment arrangements in future customer contracts, which will involve payment within 30 days and a late payment interest charge on any payments made after 30 days.

IN WITNESS of which this Agreement has been executed as a deed on the date which first appears on page 1 of this Agreement.

The Seal of

NATIONAL PENSIONS RESERVE

FUND COMMISSION

was affixed in the presence of:

Chairman

Commissioner

PRESENT when the Official Seal

of the MINISTER FOR FINANCE was

affixed hereto and was authenticated by

the signature of:

A person authorised by Section 15(1) of the Ministers and Secretaries Act 1924 to authenticate the Seal of the Minister for Finance

The Seal of

ALLIED IRISH BANKS, p.l.c.

was affixed in the presence of:

Director/Secretary/Authorised Signatory